EX-99(d)(17)

AMENDMENT AGREEMENT NO. 5

This AMENDMENT AGREEMENT NO. 5 (this "Amendment") is made as of December 5, 2019, by and among INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND, a Delaware statutory trust and a closed-end management investment company (the "Borrower"), the lending institutions listed on the signature pages hereof and referred to as "Banks" in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the "Agent").

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Credit Agreement, dated as of December 10, 2015 (as amended and in effect from time to time, the "Credit Agreement"); and

WHEREAS, one of the Banks has elected to increase its Commitment Amount on the Effective Date (as hereinafter defined) (such Bank, an "Increasing Bank");

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.   Definitions.   Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2.   Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)
The definitions of "Aggregate Commitment Amount" and "Termination Date" contained in Section 1.01 of the Credit Agreement are each hereby amended by deleting each such definition in its entirety and restating each such definition as follows:

"Aggregate Commitment Amount" means, as of any date, the aggregate of all Commitment Amounts as of such date. On the Fifth Amendment Effective Date, the Aggregate Commitment Amount is $325,000,000.

"Termination Date" means December 3, 2020, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks' Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

(b)
The definition of "Borrowing Base" contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the text which appears in clause (7) of the proviso of such definition and substituting in place thereof the words "Intentionally Omitted".

(c)	Section 1.01 of the Credit Agreement is hereby further amended by inserting the following definitions in the appropriate alphabetical order:

"Beneficial Ownership Certification" means a certification regarding beneficial ownership to be provided by the Borrower if the Borrower is subject to the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Fifth Amendment Effective Date" means December 5, 2019.

§3. Amendment to Article IV of the Credit Agreement. Article IV of the Credit Agreement is hereby amended by inserting immediately after the end of Section 4.22 the following new Section 4.23:

SECTION 4.23.  Beneficial Ownership Certificate. As of the Fifth Amendment Effective Date, to the extent the Borrower is subject to the Beneficial Ownership Regulation and thereby is required to provide a Beneficial Ownership Certification, the information included in any such Beneficial Ownership Certification is true and correct in all respects.

§4. Amendment to Section 5.01 of the Credit Agreement. Section 5.01 of the Credit Agreement is hereby amended by (a) deleting the word "and" which appears at the end of Section 5.01(j); (b) deleting the period which appears at the end of Section 5.01(k) and inserting in place thereof a semicolon and the word "and"; and (c) adding a new clause (l) to read in its entirety as follows:

(l) prompt notice of any change in the information provided in any Beneficial Ownership Certification previously provided by the Borrower that would result in a change in the list of beneficial owners identified in parts (c) or (d) of such certification.

§5. Amendment to Section 9.10 of the Credit Agreement. Section 9.10 of the Credit Agreement is hereby amended by deleting the last sentence of Section 9.10 and restating it as follows: "The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Bank requests in order to comply with its ongoing obligations under applicable "know your customer", anti-terrorism and anti-money laundering rules and regulations, including the Act and, to the extent the Borrower is subject thereto, the Beneficial Ownership Regulation."

§6. Amendment to Article IX of the Credit Agreement. Article IX of the Credit Agreement is further amended by inserting immediately after the end of Section 9.13 the following new Section 9.14:

SECTION 9.14. Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Delinquent Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.14, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12

C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement (including any Financial Contracts), and
(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

§7. Amendment to Schedule 1 to the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and replacing it with the Schedule 1 attached hereto as Exhibit A.

§8. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a)
Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)	No Default. No Default or Event of Default has occurred and is continuing.

(c)
Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower's performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the "Amended Agreement") (i) are within the Borrower's statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii)

do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable),
(iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or decree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d)
Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought by proceedings in equity or at law).

§9. Effectiveness. This Amendment shall become effective on the date that each of the following conditions shall have been satisfied (the "Effective Date"):

(a)	receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent and each Bank;

(b)	to the extent so requested by the Increasing Bank, a duly executed and delivered Note in favor of such Increasing Bank;

(c)	receipt by the Agent of a duly executed and delivered Form FR U-1 for each
Bank;

(d)
receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary's Certificate dated as of the Effective Date and delivered pursuant to Section 3.01(f) of the Credit Agreement (the "Closing Date Certificate") other than as modified by Schedule I to the Assistant Secretary's Certificate dated December 8, 2016 and delivered to the Agent on December 8, 2016 in connection with the Amendment Agreement No. 1 dated as of December 8, 2016 by and among the Borrower, the Banks and the Agent, and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the Agent and attached as Exhibits A and B to that certain Assistant Secretary's Certificate dated December 7, 2017 and delivered to the Agent on December 7, 2017 in connection with the Amendment Agreement No. 2 dated as of December 7, 2017 by and among the Borrower, the Banks and the Agent), (ii) the resolutions of the Borrower's Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Manager as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent pursuant to the Closing Date Certificate), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent and attached as Exhibit B to that certain Assistant Secretary's Certificate dated December 6, 2018 and delivered to the Agent on December 6, 2018 in connection with the Amendment Agreement No. 4 dated as of December 6, 2018 by and among the Borrower, the Banks and the Agent) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(e)	receipt by the Agent of a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(f)	receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware;

(g)
receipt by the Agent of the legal opinion of Stradley Ronon Stevens & Young, LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated hereby as the Agent and the Banks may reasonably request; and

(h)	receipt by the Agent of a fee letter dated as of the date hereof between the Borrower and the Agent (the "Fee Letter") and payment by the Borrower to the Agent, in cash,
(i)
for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to ten (10) basis points on the Aggregate Commitment Amount and (ii) such other fees as are contemplated by such Fee Letter.

In addition, the parties hereto hereby agree that on the effective date hereof, the Banks shall make all such necessary assignments and reallocations so that upon the Effective Date all outstanding Commitments, Commitment Amounts, Commitment Percentages and Loans shall be held in accordance with the applicable Aggregate Commitment Amount and Commitment Percentages set forth on Schedule 1.

§10. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§11. Miscellaneous.   This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND
By: /s/ Elizabeth Nelson Name: Elizabeth Nelson Title: Assistant Secretary
STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent
By: Title:

083/ 203195343.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND
By: Name: Title:
STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent
By: /s/ Janet B. Nolin Title: Janet B. Nolin Vice President

DB3/ 203195343.1

THE BANK OF NOVA SCOTIA, as a Bank
By: /s/ Aron Lau Title: Aron Lau, Director

D63/ 203195343.1

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank
By: /s/ Michael Borowiecki Title: AUTHORIZED SIGNATORY

DB3/ 203195363.1

SCHEDULE 1

Banks	Commitment Amount	Commitment Percentage
State Street Bank and Trust Company	$176,550,000	54.32%

Domestic Lending Office and LIBOR Lending Office: State Street Financial Center
Fund Finance – SFC0310 One Lincoln Street Boston, MA 02111
Attn. Robyn A. Shepard, Assistant Vice President - CSU Manager Tel: (617) 662-8575
Fax: (617) 988-6677

Email: rashepard@statestreet.com
Copies of all notices:
State Street Financial Center Fund Finance – SFC0310 One Lincoln Street Boston, MA 02111 Attn. Janet B. Nolin, Vice President Tel: (617) 662-8629 Email: JBNolin@statestreet.com email ais-loanops-csu@statestreet.com

The Bank of Nova Scotia	$99,700,000	30.68%
Domestic and LIBOR Lending Offices: 720 King Street West, 2nd Floor Toronto, Ontario M5V 2T3 Canada
Primary Credit Contact:
Kevin Chan The Bank of Nova Scotia 40 King Street West, 55th Floor Toronto, Ontario, Canada M5H 1H1 Tel: (416)350-1179 email: kevin.chan@scotiabank.com
Operations Contact:

Christoph Ho, Senior Loan Officer The Bank of Nova Scotia 720 King Street West, 2nd Floor Toronto, Ontario, Canada M5V 2T3 Tel: (416)933-6321 Fax: (212)225-5709 email: christoph.ho@scotiabank.com

The Toronto-Dominion Bank, New York Branch	$48,750,000	15%
Domestic and LIBOR Lending Offices: 31 W 52nd Street New York, NY 10019
Credit Contacts:
Attn: Kevin Scheld, Analyst Attn: Chiun Ng, Director
Tel: (212)827-7641 (KS) and (212)827-7566 (CN)
Fax: (212)827-7232
email: Kevin.Scheld@tdsecurities.com email: Chiun.Ng@tdsecurities.com

Operations Contacts: TD Securities 77 King St. W. 25th Floor Toronto, Ontario M5K 1A2 Tel: (416)308-4658 Fax: (416)983-0003 Email: Peter.Kuo@tdsecurities.com and CreditAdminSvcs@tdsecurities.com
TOTAL:	$325,000,000	100%

Borrower: Invesco Dynamic Credit Opportunities Fund Two Peachtree Pointe 1555 Peachtree Street, N.E., Suite 1800 Atlanta, Georgia 30309
With a copy to: Invesco 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

Attn: Phil Yarrow Tel: (630)684-6923
Email: philip.yarrow@invesco.com